FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS FIRST AMENDMENT to the Investment Advisory Agreement (the “Amendment”) is made as of September 11, 2009 by and between UST Global Private Markets Fund, LLC (the “Company”) and Bank of America Capital Advisors, LLC (the “Investment Adviser”).

WHEREAS, the Company and the Investment Adviser are parties to that certain  Investment Advisory Agreement dated October 29, 2007 (the “Advisory Agreement”).  Capitalized terms used herein and not defined shall have the meanings given to them in the Advisory Agreement;

WHEREAS, Exhibit A to the Advisory Agreement sets forth the Advisory Fees and the carried interest that are subject of the Advisory Agreement; and

WHEREAS, the Company and the Investment Adviser, acting pursuant to Section 14 of Advisory Agreement, wish to amend the Advisory Agreement by adopting a revised Exhibit A attached hereto and the Company’s Board of Managers at a meeting held on September 11, 2009 have approved this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby amend the Advisory Agreement as follows:

1.           Exhibit A originally attached to the Advisory Agreement will hereby be replaced with a revised Exhibit A attached hereto this Amendment.

2.           Except as amended or otherwise modified herein, the Advisory Agreement shall remain in full force and effect, and all future references to the Advisory Agreement shall mean the Advisory Agreement as amended herein.

3.           This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.  This Amendment may be executed by facsimile signatures.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the day and year first above written.

UST GLOBAL PRIVATE MARKETS FUND, LLC

By:       /s/ James D. Bowden
Name:  James D. Bowden
Title:    President and CEO

BANK OF AMERICA CAPITAL ADVISORS LLC

By:       /s/ James D. Bowden
Name:  James D. Bowden
Title:    Managing Director

EXHIBIT A

Effective as of September 11, 2009

Investment Advisory Agreement

Following are the Advisory Fees and carried interest that are the subject of this Agreement:

Advisory Fees
The Company shall pay the Investment Adviser a fee of 1.5% on capital commitments (the “Advisory Fee”), with annual 10% step-down starting on the third anniversary of the final closing of the subscription of units and continuing until the Advisory Fee reaches 0.25%.*

*The Advisory Fee will not exceed the original advisory fee of $2 million per annum plus a variable fee of 0.65% of the Company’s net asset value (exclusive of assets held in cash and cash equivalents) per annum.

Carried Interest
10% of distributions, after the Company has distributed 125% of all drawn commitments to members of the Company.